UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 31, 2016

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia (Address of Principal Executive Offices)	30339-5949 (Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2016, the Compensation Committee of the Board of Directors of PRGX Global, Inc. (the “Company”) established the material terms for the 2016 short term incentive plan (the “STI Plan”) in which the Company’s principal executive officer, principal financial officer and its other named executive officers will participate. The material terms of the 2016 STI Plan are as follows:

•	Bonus payments, if any, made under the 2016 STI Plan will be based on the Company’s level of achievement of adjusted EBITDA from continuing operations and revenue from continuing operations in 2016. The Company must achieve a minimum level of adjusted EBITDA (established by the Compensation Committee) and a minimum level of revenue (established by the Compensation Committee) in 2016 before any bonus payments may be made under the 2016 STI Plan.

•	The target bonus amount under the 2016 STI Plan for the Chief Executive Officer is 75% of his base salary, the target bonus amount for the Chief Financial Officer and Senior Vice President – Global Client Operations is 55% of their respective base salaries, and the target bonus amount for all other named executive officers is 50% of their respective base salaries.

•	60% of the named executive officers’ target bonus amounts will be based on the Company’s 2016 revenue performance (the “Revenue Component”) and 40% of the named executive officers’ target bonus amounts under the 2016 STI Plan will be based on the Company’s 2016 adjusted EBITDA performance (the “EBITDA Component”), which components will be calculated independent of each other.

•	At target revenue performance, 100% of the Revenue Component is earned, and 200% of the Revenue Component is earned at maximum revenue performance. At target adjusted EBITDA performance, 100% of the EBITDA Component is earned, and if adjusted EBITDA exceeds target adjusted EBITDA performance, 20% of such excess will be paid to STI Plan participants, with each participant’s share of such excess based on the ratio that the participant’s target bonus amount bears to the sum of the target bonus amounts for all STI Plan participants. It is expected that approximately 50 employees, including the named executive officers, will participate in the 2016 STI Plan.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and
General Counsel

Dated: April 6, 2016